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                                                                                   EXHIBIT 12

                                      Northwest Natural Gas Company
                            Computation of Ratio of Earnings to Fixed Charges
                                    January 1, 1989 - March 31, 1994
                                                 ($000)



                                                                                        Twelve
                                                ------------Year Ended December 31----------        Months Ended
                                                                                       March 31,
                                    1989      1990      1991      1992       1993        1994
                                    ----      ----      ----      ----      ----      -----------
Fixed Charges, as defined:
  Interest on Long-Term Debt . $19,344   $22,244   $21,977   $23,001   $22,578       $22,244
  Other Interest . . . . . . .   4,011     2,853     4,266     3,223     1,906         2,028
  Amortization of Debt
   Discount and Expense. . . .     401       363       348       511       775           853
  Interest Portion of
   Rentals . . . . . . . . . .   1,235     1,546     1,485     1,439     1,701         1,700
                               -------   -------   -------   -------   -------       -------
    Total Fixed Charges,
   as defined. . . . . . . . . $24,991   $27,006   $28,076   $28,174   $26,960       $26,825
                               =======   =======   =======   =======   =======       =======

Earnings, as defined:
  Net Income . . . . . . . . . $28,420   $30,724   $14,377   $15,775   $37,647       $31,774
  Taxes on Income. . . . . . .  15,366    13,629     2,321     6,951    22,096        20,342
  Fixed Charges, as above. . .  24,991    27,006    28,076    28,174    26,960        26,825
                               -------   -------   -------   -------   -------       -------
  Total Earnings, as defined . $68,777   $71,359   $44,774   $50,900   $86,703       $78,941
                               =======   =======   =======   =======   =======       =======
Ratio of Earnings to
 Fixed Charges . . . . . . . .    2.75      2.64      1.59      1.81      3.22          2.94
                                  ====      ====      ====      ====      ====          ====


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